SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

POTLATCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

POTLATCH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 3, 2004

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Potlatch Corporation

601 West Riverside Ave., Suite 1100
Spokane, Washington 99201

April 5, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Potlatch Corporation will be held at the Hotel Lusso, North One Post Street, Spokane, Washington, on Monday, May 3, 2004, at 8:00 a.m. local time.

We are holding this meeting to:

•	elect three Directors to the Potlatch Corporation Board of Directors;

•	if properly presented at the meeting, act on two stockholder proposals as described in this Proxy Statement;

•	transact any other business that properly comes before the meeting.

Your Board of Directors has selected March 19, 2004, as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement. A list of stockholders on that date will be available for inspection at the offices of Potlatch Corporation, 601 West Riverside Avenue, Suite 1100, Spokane, Washington, for ten days before the meeting.

Potlatch’s Proxy Statement, proxy card or voting instruction form and 2003 Annual Report are being distributed to stockholders on or about April 7, 2004. Your vote is important, so please vote your shares promptly. To vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the section titled, “Voting,” on page one of the accompanying Proxy Statement.

By Order of the Board of Directors,
MALCOLM A. RYERSE Corporate Secretary

PROXY AND ANNUAL MEETING INFORMATION

Who may vote

Stockholders who owned common stock at the close of business on March 19, 2004, the record date for the Annual Meeting, may vote at the meeting. If you beneficially owned common stock on the record date, you have either four votes or one vote per share for each proposal at the Annual Meeting.

Votes per share

For all three proposals, you have four votes per share for each share you beneficially own if you have beneficially owned the share continuously since before March 1, 2000, or if you acquired it through Potlatch’s dividend reinvestment plan or through one of the Potlatch 401(k) Savings Plans.

If your shares are registered directly with Potlatch and held in your name, the enclosed proxy card indicates the number of shares with respect to which we presume you are entitled to four votes per share and the number of shares with respect to which we presume you are entitled to one vote per share, based on Potlatch’s stockholder records. You should indicate in the space provided on the enclosed proxy card in the event that our presumption is incorrect.

If your shares are held in “street” or “nominee” name, we presume that each of your shares has only one vote per share. In order to claim entitlement to four votes per share, you must certify to the fact that you have beneficially owned the shares continuously since before March 1, 2000. You can do this by signing the certification on the enclosed voting instruction form. Potlatch may require additional evidence of continuous ownership upon request.

You are encouraged to review Potlatch’s stockholder time-phased voting procedures, attached to this Proxy Statement as Appendix A, for more information on the number of votes to which you are entitled.

Proxy solicitation and tabulation of votes

The Board of Directors of Potlatch Corporation has sent you this Proxy Statement in connection with our solicitation of proxies for use at Potlatch’s 2004 Annual Meeting of Stockholders. Certain Directors, officers and employees of Potlatch and our proxy solicitor, D.F. King & Co., also may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. Potlatch will bear the cost of the solicitation of proxies, including D.F. King’s fee of $12,500 plus out-of-pocket expenses, and will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Potlatch stock. Potlatch has also engaged Computershare Investor Services to act as the inspector of election and will reimburse reasonable charges and expenses related to the tabulation of votes. No additional compensation will be paid to Directors, officers and employees of Potlatch who may be involved in the solicitation of proxies.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly with Potlatch (in your name):

•	Via Internet: Go to www.computershare.com/us/proxy and follow the instructions. You will need to enter the Holder Account Number and Proxy Access Number printed on the enclosed proxy card.
•	By Telephone: Call toll free 1-866-673-3258 and follow the instructions. You will need to enter the Holder Account Number and Proxy Access Number printed on the enclosed proxy card.
•	In Writing: Complete, sign, date, and return the enclosed proxy card in the envelope provided, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

•	By voting your shares via the Internet or by telephone, you will be deemed to represent that you concur with the presumed voting rights with respect to your shares as described above in the section titled, “Votes per share.” In the event you wish to rebut this presumption, you must vote in writing.

Shares held in a Potlatch 401(k) Savings Plan (through Putnam Fiduciary Trust Company):

•	Via Internet: Go to www.proxyweb.com and follow the instructions. You will need to enter the Control Number printed on the enclosed voting instruction form.
•	By Telephone: Call toll free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the enclosed voting instruction form.
•	In Writing: Complete, sign, date, and return the enclosed proxy card in the envelope provided. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

•	You may receive a separate voting instruction form with this Proxy Statement or you may need to contact your bank, broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

If you return your proxy by mail or vote via the Internet or by telephone but do not select a voting preference, the individuals named as proxies on the enclosed proxy card or voting instruction form will vote your shares FOR Proposal 1 and AGAINST Proposal 2 and Proposal 3. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., toll-free at 1-800-207-3158.

Revoking your proxy

You may revoke your proxy at any time before the Annual Meeting by giving the Corporate Secretary written notice of your revocation or by submitting a later-dated proxy and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy.

Quorum

On the March 19, 2004, record date, Potlatch had 29,454,738 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the voting power of the common stock (that is, a majority of the total number of votes entitled to be cast) and one-third of the total number of shares outstanding on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be counted towards a quorum.

Votes needed

The affirmative vote of a majority of the voting power present or represented by proxy and entitled to vote is required to approve each of the three proposals on the ballot. The inspector of election appointed for the Annual Meeting will tabulate affirmative, negative and withheld votes, abstentions and broker non-votes. Withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.

Annual Meeting attendance

All stockholders are invited to attend the meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you own shares in “street” or “nominee” name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

Other matters presented at Annual Meeting

Potlatch’s By-laws specify the matters that may be presented to stockholders at an Annual Meeting as

•	matters listed in the notice of meeting;
•	matters presented by the Board of Directors; and
•	matters properly presented by stockholders.

Under Potlatch’s By-laws, a stockholder must give written notice to the Corporate Secretary by February 1 of a matter they wish to present at that year’s Annual Meeting. To present a matter at the 2004 Annual Meeting, the stockholder must have given written notice to the Corporate Secretary by February 1, 2004.

Under Potlatch’s By-laws, a stockholder may make a nomination for Director in connection with the Annual Meeting by giving the Corporate Secretary a written notice in accordance with the timeframe specified in the By-laws. Among other requirements, the notice must include the full name, age, business and residence addresses, and principal occupation or employment of the nominee. It must also include the number of shares of Potlatch common stock the nominee beneficially owns and any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, as amended. A stockholder who wishes to make a nomination for Director should refer to Article IV, Section 11 of the By-laws for a complete statement of the requirements.

We do not expect any matters, other than those included in this Proxy Statement, to be presented at the 2004 Annual Meeting. If other matters are presented, the individuals named as proxies on the enclosed proxy card will have discretionary authority to vote your shares on the matter.

CORPORATE GOVERNANCE

The Board of Directors and Management of Potlatch operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and monitoring compliance with such responsibilities and applicable legal standards. The Board has adopted Corporate Governance Guidelines that define responsibilities, standards and practices to assist the Board in the exercise of its duties. The Committees of the Board have each adopted Charters that define their respective responsibilities, standards and practices. The Board has also approved a Corporate Conduct and Ethics Policy that outlines Potlatch’s policies on specific issues related to business conduct and reaffirms the commitment to integrity of the Directors and employees as our way of doing business. Copies of each of these documents are available for downloading or printing by going to Potlatch’s web site at www.potlatchcorp.com, and clicking “Corporate Governance.”

The following sections describe certain of Potlatch’s governance practices and procedures.

Director Independence

The role of the Board of Directors is to oversee and provide policy guidance on the business and affairs of Potlatch Corporation. The Board believes that it will best serve stockholders if the majority of the Directors are independent of Potlatch. As of March 1, 2004, the Board was comprised of ten members, nine of whom were outside (non-employee) Directors. The Board of Directors has determined that all Directors, other than L. Pendleton Siegel who serves as Chief Executive Officer, have no material relationship with Potlatch (either directly or as a partner, shareholder or officer of an organization that has a relationship with Potlatch), and are independent within the meaning of Potlatch’s Director Independence Policy, which can be found on Potlatch’s web site by going to www.potlatchcorp.com, and clicking “Corporate Governance,” and then “Board of Directors.”

At each of its in-person meetings, the Board meets in executive session without members of management present, and has elected Dr. William T. Weyerhaeuser as Vice Chair of the Board to preside at executive sessions. Each Committee of the Board, except for the Finance Committee, also meets in executive session at every in-person meeting without members of management present.

During 2003, the Board met nine times. Each Director attended 75% or more of the meetings of the Board and its Committees, and the aggregate attendance at all Board and Committee meetings was 95%. The Board does not have a policy requiring Director attendance at annual meetings of the stockholders. One Director attended the 2003 Annual Meeting of Stockholders.

Communications with Directors

Potlatch has established procedures for stockholders and other interested parties to contact one or more of the non-management Directors by e-mail or mail. These procedures can be viewed by going to Potlatch’s public web site at www.potlatchcorp.com, and clicking “Corporate Governance,” and then “Board of Directors.” All communications with a proper business purpose are forwarded to the intended non-management Director or Directors.

The Audit Committee has established procedures to accommodate complaints and concerns about Potlatch’s accounting, internal controls and auditing matters by two different groups: (1) employees, who are entitled to confidential and anonymous treatment; and (2) third parties (such as competitors, vendors and consumers), who are not entitled to confidential and anonymous treatment. All complaints and concerns are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline number are available by going to Potlatch’s public web site at www.potlatchcorp.com, and clicking “Corporate Governance,” and then “Hotlines.”

Nominees for Director

The Board of Directors nominates Directors for election at each annual meeting of stockholders and elects new Directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

It is the objective of the Board of Directors that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Potlatch’s Corporate Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, and diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, each Director must be committed to enhancing stockholder value and must have sufficient time to effectively carry out his or her duties as a Director. The Committee also considers the requirement in the Corporate Governance Guidelines that a majority of the Board members be independent under New York Stock Exchange rules, as well as the Board’s desire that at least one Board member meet the criteria for an “audit committee financial expert” under Securities and Exchange Commission rules.

Prior to each annual meeting of stockholders, the Committee identifies nominees first by evaluating the current Directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a Director, and the needs of the Board with respect to the particular talents and experience of its Directors. In the event that a Director does not wish to continue in service or the Committee determines not to re-nominate the Director or if a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, then the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any director search firm engaged by the Committee and by stockholders. During 2003, the Committee retained the professional search firm TMP/Highland Partners to assist the Committee in the identification and evaluation of candidates for Director. The Committee does not anticipate utilizing any third-party professional search firm services during 2004.

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary in writing at Potlatch’s principal office. Each notice must include the full name, age, business and residence addresses, principal occupation or employment of the nominee, the number of shares of Potlatch common stock beneficially owned by the nominee, and the skills, qualifications, background and other attributes of the nominee that the stockholder believes are pertinent in making the nomination and any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, as amended, and the nominee’s written consent to serve, if elected.

Committees of the Board

The Board currently has four standing Committees, as described below. The following table shows the membership of each Committee as of March 1, 2004:

Name	Audit Committee		Executive Compensation and Personnel Policies Committee		Finance Committee		Nominating and Corporate Governance Committee

Boh A. Dickey	x	(Chair)			x	(Chair)
William L. Driscoll					x		x
Ruth Ann M. Gillis					x
Jerome C. Knoll	x		x
Lawrence S. Peiros			x				x
Gregory L. Quesnel	x		x				x
Michael T. Riordan			x				x
Judith M. Runstad			x				x	(Chair)
L. Pendleton Siegel					x
Dr. William T. Weyerhaeuser			x	(Chair)	x

The Audit Committee

Under the terms of its Charter and in accordance with applicable regulations and requirements, the Audit Committee is responsible for assisting the Board in its oversight of Potlatch’s accounting and internal control matters, and has the sole authority to retain, compensate and terminate the independent auditor. The Audit Committee Charter is attached to this Proxy Statement as Appendix B. The Committee has appointed KPMG LLP as Potlatch’s independent auditor and pre-approved its audit fees and non-audit services and fees for 2004 in accordance with criteria adopted by the Committee. Representatives of KPMG LLP are not expected to be present at the Annual Meeting. The Internal Audit Director reports directly to the Audit Committee.

The Board of Directors has determined that all members of the Committee are independent of Potlatch within the meaning of Potlatch’s Director Independence Policy and are financially literate. The Board also has determined that Boh A. Dickey is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The Committee met seven times in 2003. The Committee’s report starts on page 22 of this Proxy Statement.

The Executive Compensation and Personnel Policies Committee

Under the terms of its Charter, the Executive Compensation and Personnel Policies Committee oversees compensation for Potlatch’s senior officers, including salary, bonus, and incentive awards. The Committee also reviews succession plans for key officer positions.

The Board of Directors has determined that all members of the Committee are independent of Potlatch. The Committee met four times in 2003. The Committee’s report on executive compensation starts on page 13 of this Proxy Statement.

The Finance Committee

Under the terms of its Charter, the Finance Committee reviews and makes recommendations on financings and other financial matters.

The Finance Committee met once in 2003.

The Nominating and Corporate Governance Committee

Under the terms of its Charter, the Nominating and Corporate Governance Committee is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as Directors and for developing and recommending to the Board a set of corporate governance principles.

The Board of Directors has determined that all members of the Committee are independent of Potlatch. The Committee met five times in 2003.

Compensation of Directors

The only member of Potlatch’s Board of Directors who is an employee is L. Pendleton Siegel, Chairman of the Board and Chief Executive Officer. Mr. Siegel receives no compensation for serving as Chairman of the Board. During 2003, the outside Directors received the following cash compensation:

Annual retainer fee	$24,000
Supplemental annual retainer fee (Vice Chair only)	$15,000
Attendance fee for each Board meeting	$1,200
Attendance fee for each Committee meeting	$1,200
Annual retainer fee for Chair of the Audit Committee	$5,000
Annual retainer fee for Chair of each other Committee	$3,000

During 2003, Potlatch paid to Directors, or deferred on their behalf, a total of $406,600 in fees. Directors may defer receiving any of their fees. When a Director elects to defer fees, he or she elects to have these fees credited with interest, or converted into common stock units. These common stock units are then credited with amounts in common stock units equal in value to the dividends that are paid on the same amount of common stock. During 2003 Potlatch also reimbursed Directors for their reasonable out-of-pocket expenses in attending Board and committee meetings.

Potlatch also provides coverage for Directors under its Director and Officer Liability Insurance Policy and its Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in the Potlatch Corporation Matching Gifts to Education Program, which matches contributions of up to $1,500 per year to eligible educational institutions. During 2003, no other charitable donations were provided by Potlatch to organizations with which any Director was affiliated.

Under the stockholder-approved Potlatch Corporation 2000 Stock Incentive Plan, Potlatch grants each outside Director, in December of his or her first year as a Director, a nonqualified stock option to purchase 5,000 shares of common stock. Each December after that, Potlatch grants each outside Director an additional nonqualified stock option to purchase 2,500 shares of common stock. On December 4, 2003, Potlatch granted each outside Director, except William L. Driscoll, Ruth Ann M. Gillis, Lawrence S. Peiros and Frederick T. Weyerhaeuser, a nonqualified stock option to purchase 2,500 shares of common stock at an exercise price of $33.18 per option share. Mr. Peiros and Ms. Gillis received a nonqualified option to purchase 5,000 shares of common stock at an exercise price of $33.18 per option share. Mr. Driscoll did not receive an option grant in 2003 as he began serving as a Director on January 1, 2004. Mr. Frederick T. Weyerhaeuser did not receive an option grant in 2003 as he retired on December 31, 2003. All these options will vest in two equal installments on the first and second anniversaries of the grant date and will expire ten years after the grant date unless earlier terminated or exercised.

Stock Ownership Guidelines

In the interest of promoting and increasing equity ownership in Potlatch, in December 2003 the Board of Directors adopted stock ownership guidelines for the Directors and for the eight senior officers who serve on Potlatch’s Management Committee. Under the guidelines, each Director must beneficially own at least 3,000 shares within five years of their election to the Board and each of the senior officers must acquire within five years and hold the following number of shares:

• Chief Executive Officer	60,000
• Chief Operating Officer	30,000
• Division Vice President	12,000
• Staff Vice President	7,500

Copies of each of the stock ownership guidelines are available by going to Potlatch’s web site at www.potlatchcorp.com, and clicking “Corporate Governance,” then “Board of Directors” or “Management.”

BOARD OF DIRECTORS

Potlatch’s Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as Directors until the 2007 Annual Meeting, as shown on page 26 of this Proxy Statement.

Below are the names and ages of Potlatch’s ten Directors, the years they became Directors, their principal occupations or employment for at least the past five years and certain of their other Directorships.

Nominees for Election at This Meeting for a Term Expiring in 2007

Gregory L. Quesnel

Age 55, a Director since September 2000. President, Chief Executive Officer and a Director of CNF, Inc. (a supply chain logistics management company), since May 1998, its President and Chief Operating Officer from June 1997 through May 1998, and its Executive Vice President and Chief Financial Officer from April 1991 through June 1997. Mr. Quesnel has announced his intent to retire his executive positions and membership on the board of directors of CNF, Inc., effective July 2004.

Michael T. Riordan

Age 53, a Director since December 2002. Former Chairman, Chief Executive Officer and President of Paragon Trade Brands (a manufacturer of private label disposable diapers and related products) from May 2000 to February 2002; President and Chief Operating Officer of Fort James Corporation (a tissue and paper products manufacturer) from August 1997 to August 1998; prior to the merger of Fort Howard Corporation and James River Corporation, Chairman, Chief Executive Officer and President of Fort Howard Corporation (a tissue manufacturer). Also a Director of The Dial Corporation, American Medical Security, Inc., and R.R. Donnelley & Sons Company.

L. Pendleton Siegel

Age 61, a Director since November 1997. Our Chairman of the Board and Chief Executive Officer since May 1999. Our President and Chief Operating Officer from May 1994 to May 1999.

Directors Continuing in Office Until 2005

Jerome C. Knoll

Age 61, a Director since December 2001. Vice President of Genie Industries, Inc. (a manufacturer of aerial work platforms), since 1989, and its Chief Financial Officer from 1989 through April 2001, and Chairman and Chief Executive Officer of Marathon Industries, Inc. (a manufacturer of polyurethane products), since January 2000.

Lawrence S. Peiros

Age 48, a Director since February 2003. Group Vice President of The Clorox Company (a household consumer products company) since February 1999, its Vice President—Household Products from December 1997 through January 1999, its Vice President—Armor All Products from December 1996 through December 1997, its Vice President—Food Products from July 1995 through December 1996, and its Vice President—Corporate Marketing Services from September 1993 until July 1995.

William T. Weyerhaeuser

Age 60, a Director since February 1990. Chairman of Columbia Banking System, Inc. (a regional bank), since January 2001 and its Interim Chief Executive Officer from June 2002 until February 2003, and Chairman of Eden Bioscience Corp. (an agriculture biotechnology company), since

November 2001. Owner and Chairman of the Board of YCOM Networks (a telephone company) from 1984 through July 2000, Chairman and Chief Executive Officer of Rock Island Company (an investment company) from July 1994 through June 1998, and a Clinical Psychologist in Tacoma, Washington, from 1975 through December 1998. Also a Director of Clearwater Management Company, Inc., and a trustee of the University of Puget Sound.

Directors Continuing in Office Until 2006

Boh A. Dickey

Age 59, a Director since July 2000. Retired President, Chief Operating Officer and a Director of SAFECO Corporation (an insurance and financial services company) from August 1996 to January 2001, its Executive Vice President from January 1992 through August 1996 and its Chief Financial Officer from May 1989 to January 1992. Also Chairman of Certworld, Inc.

William L. Driscoll

Age 41, a Director since January 2004. Vice President of Strategic Accounts for PACCESS (a packaging solutions company), since December 2002, its Vice President—Global Packaging Solutions from June 2001 to December 2002, and its Managing Director—Asian Operations from May 1998 to June 2001; Bleached Paperboard Sales and Marketing Manager for Weyerhaeuser Company from 1993 to May 1997.

Ruth Ann M. Gillis

Age 49, a Director since November 2003. Senior Vice President of Exelon Corporation (an energy company) and President of Exelon Business Services Company since November 2002, Chief Financial Officer of Exelon Corporation from October 2000 to November 2002, Senior Vice President and Chief Financial Officer of Commonwealth Edison and Unicom from October 1999 to October 2000, and Senior Vice President of Commonwealth Edison and Unicom from January 1999 to October 1999. Also a Trustee of Archstone-Smith Trust.

Judith M. Runstad

Age 59, a Director since March 1999. Of counsel to Foster Pepper & Shefelman PLLC (a law firm) since January 1998, and a partner from 1978 to January 1998. Also a Director of Wells Fargo & Co., and SAFECO Corporation.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Named Executive Officers

This table shows the number of shares beneficially owned as of March 5, 2004, by each owner of more than 5% of the common stock, each Director and executive officer named in the Summary Compensation Table and all Directors and executive officers as a group. The number of shares reported is based on data provided to us by the beneficial owners of the shares. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

	Amount and Nature of Common Stock Beneficially Owned				Common Stock Units (2)
	Number of Shares Beneficially Owned		Right to Acquire (1)	Percent of Class
Stockholders
T. Rowe Price Associates, Inc	3,516,400	(3)	0	12.2%	0
100 E. Pratt Street
Baltimore, MD 21202

Directors and Named Executive Officers
Boh A. Dickey	3,000	(4)	8,750	*	0
William L. Driscoll	268,921	(5)	0	*	0
Ruth Ann M. Gillis	475		0	*	0
Jerome C. Knoll	1,000		6,250	*	0
Lawrence S. Peiros	2,000		0	*	0
Gregory L. Quesnel	1,000		8,750	*	0
Michael T. Riordan	1,021		2,500	*	0
Judith M. Runstad	5,315	(6)	11,250	*	0
L. Pendleton Siegel	40,710		273,550	1.1%	16,414
William T. Weyerhaeuser	673,050	(7)	11,750	2.4%	23,031
Richard L. Paulson	99		103,800	*	3,027
Craig H. Nelson	6,525		47,900	*	0
Richard K. Kelly	8,991		30,100	*	0
John R. Olson	5,018		26,750	*	3,199

Directors and Executive Officers as a group
(16 persons including those named above)	1,032,616		575,850	5.5%	45,671

* Less than 1%.

(1)  Shares the Directors and executive officers have the right to acquire by exercising stock options within 60 days of March 5, 2004.

(2)  Common stock units as of March 5, 2004. These stock units are not actual shares of common stock and have no voting power. For Directors other than Mr. Siegel, the units represent deferred Directors’ fees and common stock units received when the Directors’ retirement plan was terminated in 1996. For Messrs. Siegel, Paulson and Olson, the units represent deferred Management Performance Award Plan incentive payments. Potlatch converts the units into cash and pays the person according to an election the person makes prior to deferring fees or incentives.

(notes continue on next page)

(3)  According to their Schedule 13 G filed on February 13, 2004, with the Securities and Exchange Commission. T. Rowe Price Associates, Inc. (Price Associates), serves as an investment advisor with sole dispositive power of all these shares and sole voting power of 538,700 of these shares. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)  Includes 3,000 shares in which Mr. Dickey shares voting and investment power.

(5)  Includes a total of 168,918 shares held by trusts of which Mr. Driscoll is a trustee. Mr. Driscoll shares voting power for these 168,918 shares and disclaims beneficial ownership.

(6)  Includes 5,000 shares owned by Mrs. Runstad’s spouse.

(7)  Includes a total of 620,848 shares held by trusts of which Dr. William T. Weyerhaeuser is a trustee. Dr. Weyerhaeuser holds sole voting and investment power for 46,112 shares, shares voting power for 574,736 shares and shares investment power for 64,388 shares held in such trusts. Dr. Weyerhaeuser disclaims beneficial ownership of all these shares.

EXECUTIVE COMPENSATION AND PERSONNEL POLICIES

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Responsibilities

Our Committee is responsible for oversight of the Company’s executive compensation programs, personnel policies and practices and the management succession plan. Our principal responsibilities include:

•	Annually reviewing the performance and compensation of our Chief Executive Officer based on goals and objectives approved by the Committee and establishing the terms of his compensation;

•	Annually reviewing the recommendations made by our Chief Executive Officer as to base salary and bonus compensation for certain senior officers and approving their long-term incentive and equity compensation;

•	Reviewing the executive short- and long-term equity and cash incentive compensation plans and practices and recommending changes to the Board of Directors as appropriate; and

•	Annually reviewing the management succession plans for senior executive positions.

Compensation Policy

Our goal is to attract, retain and reward a highly competent and productive employee group. To do so, we try to provide a total compensation package that competes favorably with those offered within the paper and forest products industry, general industry and the geographic areas in which Potlatch operates. Our current compensation package includes a mix of base salary, short-term and long-term incentive opportunities and other employee benefits. Changes in compensation are based on an individual’s performance, Potlatch’s financial performance and the competitive marketplace.

Compensation Practices

The Committee periodically reviews our executive pay structure to make sure that our cash and incentive compensation programs are competitive. To assist the Committee in the disposition of these responsibilities, the Committee retains a compensation consulting firm to provide independent consultation. In reviewing our executive pay, cash and incentive compensation programs, the compensation consultant examines surveys of general industry and paper and forest products industry information on base salaries and short-term and long-term incentives and presents the results to the Committee. The Committee includes general industry surveys in its review because it believes that Potlatch competes for executive talent against a wider spectrum of companies than those in the paper and forest products industry. The Committee considers the median level of the market as adjusted for company size to be competitive.

Compensation Components

Base Salary.    The base salary policy provides for compensation at competitive levels. With the assistance of our compensation consultant, we draw comparative data from independent, job-specific compensation surveys that cover paper and forest products companies and general industry companies. In the case of the Chief Executive Officer, comparative data was drawn from compensation surveys that covered 22 paper and forest products companies and 277 general industry companies. Increases in executive base salary are based on these market factors and on the executive’s individual performance under a performance plan. These performance plans contain specific measures, both quantitative and qualitative, related to higher earnings, increased productivity, improved safety performance, and compliance with environmental requirements. Increases generally reflect established merit increase guidelines applicable to all salaried employees.

Short-Term Incentive Plan.    The Management Performance Award Plan provides the potential for annual incentives that, if earned, are paid in a combination of cash and Potlatch common stock. Recipients may also elect to defer all of this incentive into Potlatch common stock units. We designed the plan to create an incentive for key employees, including the Chief Executive Officer and the other named executive officers, who are in a position to contribute to and therefore influence Potlatch’s annual profit performance on a return on equity (ROE) and a return on invested capital (ROIC) basis. The plan’s administrative rules do not permit awards unless specified minimum earnings requirements are met. The plan also permits us to limit the amount or change the time and form of incentive payment if total awards exceed 4% of pre-tax earnings. Awards under the plan are based upon Potlatch’s financial performance, including its ROE and operating division ROIC, and the individual employee’s performance relative to performance plan targets for the year.

Long-Term Incentive Plans.    The Stock Incentive Plans provide the opportunity for participants to benefit from the results of their efforts to increase shareholder value over the long-term. The purpose of the plans is to focus managerial efforts on enhancing stockholder value and to align the participants’ interests with those of our stockholders. The goal is to provide an award at the median level of competitive practice as measured by a survey of long-term incentive grant practices among major industrial companies. In addition, we consider individual performance against performance plans, and an individual’s potential, in determining the actual amount of the grant.

Until 2003, the primary incentives granted to plan participants were fair market value non-qualified stock options. In 2003, we chose to replace a portion of the non-qualified stock options with performance shares to further reinforce the importance of the Company’s long-term return to shareholders. The following describes how the value of our stock options and performance shares are calculated.

Stock Option Value – The stock options we grant have no intrinsic value to employees unless the common stock price exceeds the option exercise price, which is the fair market value of the common stock when granted. In 2003, the fair market value of the stock option grant was $33.18 per option share. The options vest in 50% increments on the first and second anniversaries of the date of the grant. Optionees may exercise their options using either cash or shares of Potlatch common stock.

Performance Share Value – The performance shares we grant employees have no value unless Potlatch’s total shareholder return (stock price appreciation plus dividends) exceeds pre-determined levels relative to our competitors over a three-year period. No award is earned if Potlatch’s total shareholder return is below the 40th percentile of our competitor’s total shareholder return at the end of the three-year period. The target number of shares is awarded if Potlatch’s performance is at the 55th percentile; the maximum number of shares is awarded if Potlatch’s performance is equal to or greater than the 85th percentile. We have the right to reduce or eliminate any award that may become payable to an employee if we determine that the total stockholder return has been insufficient, or negative, or if the financial or operational performance of the Company has been inadequate. If awards are paid out, the recipients will receive dividend equivalents at the time of payment equal to the cash dividends that would have been paid out on the shares had the recipient owned the shares during the three-year period. The award and the dividend equivalents are paid out in the form of shares of common stock.

Officer Stock Ownership Guidelines

In the interest of promoting and increasing equity ownership in the Company, in December 2003 the Board of Directors at our recommendation adopted stock ownership guidelines for the eight senior officers who serve on Potlatch’s Management Committee. Under the guidelines, each officer is required to acquire within five years and hold the following number of shares:

• Chief Executive Officer	60,000
• Chief Operating Officer	30,000
• Division Vice President	12,000
• Staff Vice President	7,500

Deductibility of Compensation Under 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the other named executive officers. The Company may deduct compensation above $1 million, however, if it is “performance-based compensation” within the meaning of the Code. While we consider the impact of this rule in developing and implementing our executive compensation programs, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) in order to preserve our flexibility. Potlatch’s stock option programs are intended to qualify as performance-based compensation. We believe that what we pay under the Management Performance Award Plan is deductible because a participant must defer any payment that causes the participant’s compensation to exceed $1 million. For more than the past five years, no executive officer has had compensation subject to Section 162(m).

2003 Company Performance

As noted, Potlatch’s financial performance is one of the factors considered in awarding Management Performance Award Plan awards, stock incentive grants, and in establishing base salaries. In 2003, Potlatch earned $1.77 per share for a return on common stockholders’ equity (or ROE) of 11.8%, which was above the industry’s average ROE performance of 2.9%, as measured by a sample of 15 forest products companies. Potlatch therefore paid $3,670,700 in bonuses in March 2004 under the Management Performance Award Plan for fiscal year 2003 performance.

2003 Chief Executive Officer Compensation

The 2003 compensation of our Chairman and Chief Executive Officer, Mr. Siegel, consisted of three elements: base salary, a Management Performance Award Plan bonus award and a grant of performance shares and non-qualified stock options under the Stock Incentive Plan. Based on our assessment of Mr. Siegel’s individual performance against his performance plan and a review of competitive data, Mr. Siegel received a 3.0% increase in his base salary in March 2003, and based on Potlatch’s 2003 financial performance as measured by ROE and ROIC, a Management Performance Award Plan bonus in March 2004 valued at $478,600. Mr. Siegel chose to defer receipt of this incentive in the form of Potlatch common stock units until after he retires from the Company. Based on our assessment of Mr. Siegel’s performance and potential future performance and a review of competitive data, in December 2003 we also granted Mr. Siegel 12,000 performance shares and options to purchase 26,400 shares of Potlatch common stock.

2003 Executive Officer Compensation

The 2003 compensation for the executive officers similarly consisted of base salary, a Management Performance Award Plan bonus and a grant of performance shares and non-qualified stock options. We reviewed increases in base salary for Messrs. Paulson, Nelson, Kelly, and Olson as recommended by the Chief Executive Officer. The recommended increases all fell within the 3% merit guideline that applied to all salaried employees. In reviewing the base salary increases, we considered each individual’s performance against his performance plan. We also reviewed and approved recommended bonus awards to the executive officers under the Management Performance Award Plan. In approving such awards to Messrs. Paulson, Nelson, Kelly and Olson, we considered the Company’s and individual operating unit’s performance as defined under the Plan and each executive’s individual performance.

In approving grants to Messrs. Nelson, Kelly and Olson under the Stock Incentive Plan, we considered each individual’s performance and his future potential. Mr. Paulson did not receive a grant under the Stock Incentive Plan as he retired in March 2004.

The Executive Compensation and

Personnel Policies Committee Members

William T. Weyerhaeuser, Chair

Jerome C. Knoll

Lawrence S. Peiros

Gregory L. Quesnel

Michael T. Riordan

Judith M. Runstad

PERFORMANCE GRAPH

Comparison of Five-Year Total Returns*

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
S&P 500 Composite	$100	$121	$110	$97	$76	$97
S&P 400 Mid-Cap	100	115	135	134	115	155
Peer Group	100	135	103	105	91	123
Potlatch Corporation	100	127	100	91	75	112

The self-constructed peer group includes the following paper and forest products companies: Boise Cascade Corporation, Bowater, Inc., Chesapeake Corporation, Georgia-Pacific Corporation, Glatfelter, International Paper Company, Longview Fibre, Louisiana-Pacific Corporation, MeadWestvaco Corporation, Plum Creek Timber Company, Inc., Pope & Talbot, Inc., Rayonier, Inc., Smurfit-Stone Container Corporation, Temple Inland, Inc., and Weyerhaeuser Company.

*  Assumes $100 was invested on December 31, 1998. Total return assumes quarterly reinvestment of dividends.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The table below shows, for the past three years, the cash compensation and incentives paid or payable to, or deferred for the accounts of, the five most highly compensated executive officers in 2003.

Summary Compensation Table

	Year			Long-Term Compensation		All Other Compensation (3)
				Awards	Payouts
		Annual Compensation		Securities Underlying Options/SARs	LTIP Payouts
Name and Principal Position		Salary (1)	Bonus (2)
L. Pendleton Siegel	2003	$593,330	$478,600	26,400	$—	$24,920
Chairman of the Board and	2002	578,880	—	66,000	—	24,313
Chief Executive Officer	2001	576,070	—	66,000	—	24,195

Richard L. Paulson (4)	2003	$422,380	$288,300	0	$—	$17,740
President and	2002	412,080	—	34,000	—	17,307
Chief Operating Officer	2001	410,080	—	34,000	—	17,223

Craig H. Nelson	2003	$285,050	$71,600	3,400	$—	$9,977
Vice President,	2002	278,100	—	13,000	—	10,950
Consumer Products Division	2001	276,750	—	13,000	—	11,624

Richard K. Kelly	2003	$283,680	$166,300	4,000	$—	$11,915
Vice President,	2002	276,780	—	13,000	—	11,625
Wood Products Division	2001	275,650	—	13,000	—	11,577

John R. Olson	2003	$282,900	$118,600	4,000	$—	$10,096
Vice President,	2002	234,840	—	13,000	—	12,421
Resource Management Div.	2001	233,700	—	13,000	—	112,185

(1)  This column represents the base salary paid to the named executive officers in the years shown. Salary increases for merit, if granted, occur on March 1 except in those years in which a promotion occurs. The named executive officers received merit increases on March 1, 2001 and March 1, 2003. None of the named executive officers received a merit increase in 2002 due to the implementation of a salary freeze.

(2)    This column represents bonuses awarded to the named executive officers in the years shown under the Management Performance Award Plan. The totals shown for the named executive officers, except Messrs. Siegel and Olson, were paid 50% in cash and 50% in common stock. Messrs. Siegel and Olson elected to defer receipt of their awards into common stock units until they retire from Potlatch. No bonuses were paid for 2001 and 2002 under the Management Performance Award Plan because Potlatch’s earnings did not meet the minimum requirements under the plan.

(3)    This column represents matching contributions by Potlatch under the Salaried Employees’ Savings Plan, or 401(k). Mr. Olson’s 2001 and 2002 amounts include $102,370 and $2,558, respectively, as relocation costs.

(4)    Mr. Paulson was not granted stock options in 2003 as he retired in March 2004.

The table below shows the stock options granted to the five named executive officers during 2003.

Option/SAR Grants in Last Fiscal Year

	Individual Grants (1)
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted To Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value (2)
L. Pendleton Siegel	26,400	21%	$33.18	12/4/2013	$309,408
Richard L. Paulson (3)	0	0%	33.18	12/4/2013	—
Craig H. Nelson	3,400	3%	33.18	12/4/2013	39,848
Richard K. Kelly	4,000	3%	33.18	12/4/2013	46,880
John R. Olson	4,000	3%	33.18	12/4/2013	46,880

(1)	These options were granted on December 4, 2003, and become exercisable for 50% of the shares on December 4, 2004, and for the remaining 50% on December 4, 2005. If a “change in control” of Potlatch occurs after June 4, 2004, all options become exercisable in full and would include stock appreciation rights.

(2)	This amount was calculated using the Black-Scholes option pricing model, a complex mathematical formula that uses different market-related factors shown below to estimate the value of stock options. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period. The actual value, if any, an executive officer realizes will depend on whether the stock price at exercise is greater than the grant price, as well as the executive’s continued employment through the two-year vesting period and the 10-year option term. The following assumptions were used to calculate the Black-Scholes value:

• Stock price at date of grant	= $33.18
• Option exercise price	= $33.18
• Option term	= 10 years
• Risk-free rate of return	= Based on 10-year U.S. Treasury Notes
• Company stock volatility	= Based on prior 3-year monthly stock price
• Company dividend yield	= 1.73%
• Calculated Black-Scholes Value	= $11.72 per option share

(3)	Mr. Paulson was not granted stock options in 2003 as he retired in March 2004.

The table below shows the stock options exercised during 2003 by the five named executive officers and the number of unexercised stock options held on December 31, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year, Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End		Value of Unexercised In-the-Money Options/SARs At Fiscal Year-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
L. Pendleton Siegel	0	$0	339,550	59,400	$907,005	$368,346
Richard L. Paulson	0	0	154,800	17,000	467,245	168,130
Craig H. Nelson	0	0	56,200	9,900	178,653	69,691
Richard K. Kelly	0	0	66,050	10,500	178,653	70,645
John R. Olson	0	0	37,350	10,500	154,827	70,645

(1)	Based on Potlatch’s closing common stock price of $34.77 on December 31, 2003.

The table below shows the performance shares granted during 2003 to the five named executive officers, the performance period of such shares and the estimated range of the number of shares to be paid.

Long-Term Incentive Plans – Awards in Last Fiscal Year

	Number of Shares (1)	Performance or Other Period Until Maturation or Payout (2)	Estimated Future Payouts Under Non-Stock Price Based Plans (#) (3)
Name			Threshold	Target	Maximum
L. Pendleton Siegel	12,000	December 31, 2006	3,000	12,000	18,000
Richard L. Paulson (4)	—	—	—	—	—
Craig H. Nelson	1,530	December 31, 2006	383	1,530	2,295
Richard K. Kelly	1,800	December 31, 2006	450	1,800	2,700
John R. Olson	1,800	December 31, 2006	450	1,800	2,700

(1)	Performance shares granted pursuant to the Stock Incentive Plan on December 4, 2003.

(2)	The performance period for each grant began on January 1, 2004, and ends on the date indicated in the chart above. Upon the conclusion of the performance period, a long-term incentive plan (LTIP) payout, if any, will be reported in the Summary Compensation Table. Should an award be paid, the named executive officers listed in the Summary Compensation Table will be required to retain 50% of their award until they have met the Officer Stock Ownership Guidelines.

(3)	If the performance goals are met, awards are made in stock at the end of the performance period. The actual amount of any award of stock is determined by Potlatch’s total shareholder return, on a percentile basis, as compared to 35 North American paper and forest products companies over the same period. For the above grant, the percentile performance targets are:

• Threshold	= 40%
• Target	= 55%
• Maximum	= 85%

(4)	Mr. Paulson was not granted performance shares in 2003 as he retired in March 2004.

Other Employee Benefit Plans

Pension Plan Table.    This table shows the estimated annual pension benefits payable under Potlatch’s Salaried Employees’ Retirement Plan and Supplemental Benefit Plan at normal retirement date to a participant with the remuneration and years of credited service shown.

Remuneration	Years of Credited Service
	10	15	20	25	30	35	40	45
$ 200,000	$27,802	$41,702	$55,603	$69,504	$83,405	$97,306	$107,306	$117,306
400,000	57,802	86,702	115,603	144,504	173,405	202,306	222,306	242,306
600,000	87,802	131,702	175,603	219,504	263,405	307,306	337,306	367,306
800,000	117,802	176,702	235,603	294,504	353,405	412,306	452,306	492,306
1,000,000	147,802	221,702	295,603	369,504	443,405	517,306	567,306	617,306

Under the Retirement Plan and the Supplemental Benefit Plan, remuneration includes: 1) base salary, and 2) bonus awards under the Management Performance Award Plan whether paid or deferred, and is set equal to the highest annual average of such amounts for any five-year period out of the last 10-year period prior to the termination of employment.

The plans recognize bonuses and incentives in the year paid. However, for participants required to retire no later than age 65, the plans calculate benefits as if the participant received a standard bonus award under the Management Performance Award Plan, even if the award was not paid. Benefits under the plans are computed as straight-life annuity amounts and are not subject to reduction by Social Security and other benefits.

The remuneration of the named executive officers (calculated as described above) for the most recent year was: Mr. Siegel, $969,602; Mr. Paulson, $649,024; Mr. Nelson, $410,195; Mr. Kelly, $408,231; and Mr. Olson, $388,578. Although the calculated remuneration of the named executive officers includes a standard bonus award, none of the named executive officers received an award for 2001 or 2002 under the Management Performance Award Plan because Potlatch’s earnings did not meet the minimum requirements under the plan. The full years of credited service for the named executive officers as of March 1, 2004, were: Mr. Siegel, 24; Mr. Paulson, 43; Mr. Nelson, 24; Mr. Kelly, 28; and Mr. Olson, 25.

Severance Program for Executive Employees.    Under the Severance Program for Executive Employees, participants who are terminated for reasons other than misconduct, who resign within two years after a material diminution in compensation, benefits, assigned duties, responsibilities, privileges or perquisites, or who resign rather than relocate at Potlatch’s request can receive severance pay of up to 12 months’ base salary and benefits for the same period under Potlatch’s medical, dental, basic accidental death and dismemberment, and life insurance plans.

Participants who are terminated or resign under the circumstances described above after a “change in control” of Potlatch can receive severance pay of 2½ to 3 times base salary, plus standard bonus, depending on the participant’s present position. Participants can also receive benefits for 2½ to 3 years under Potlatch’s medical, dental, disability, basic accidental death and dismemberment, and life insurance plans, and the value of their unvested benefits, if any, in the Salaried Employees’ Savings Plan, Retirement Plan and Supplemental Benefit Plan. Potlatch will offset any Federal excise and related income taxes payable on all payments received by participants. All principal officers, vice presidents and other designated employees participate in the program.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three outside (non-employee) Directors, all of whom meet the New York Stock Exchange listing standards for Director independence. The Committee is governed by a Charter that is annually reviewed by the Committee and the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix B.

The Committee is responsible for providing independent, objective oversight of Potlatch’s accounting functions and internal controls. In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent auditor, who, in its report, expresses an opinion on the conformity of the company’s annual financial statements to generally accepted accounting principles in the United States. During fiscal year 2003, the Committee met seven times.

In connection with the audit process, the Committee obtained from the independent auditor, KPMG LLP, a formal written statement describing the non-audit relationships between KPMG LLP and Potlatch consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with KPMG LLP whether any relationships may affect KPMG LLP’s independence. The Committee also discussed with management, the internal auditor and the independent auditor, the quality and adequacy of Potlatch’s internal controls. The Committee reviewed with the independent auditor and the internal auditor their audit plans, audit scope, and identification of audit risks, and with the internal auditor reviewed and discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2003, with management and with KPMG LLP outside the presence of management. The Committee also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

Based on these reviews and discussions with management, KPMG LLP and the internal auditor, the Committee recommended to the Board that Potlatch’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Board approved this recommendation.

The Audit Committee Members

Boh A. Dickey, Chair

Jerome C. Knoll

Gregory L. Quesnel

Fees Paid to Independent Auditor in 2003 and 2002

The Audit Committee has considered and determined that the services provided by KPMG LLP in fiscal year 2003 are compatible with the auditor’s independence. The following table shows fees for professional services rendered by KPMG LLP for the audit of Potlatch’s financial statements for the years ended December 31, 2003, and 2002 and fees billed for other services rendered by KPMG LLP during each of these years.

	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees
2003	$628,950	$89,958	$3,750	$—

2002	602,985	95,525	21,325	—

(1)	Audit fees represent fees for the audit of our annual financial statements and reviews of our quarterly financial statements. The 2002 amount also includes fees for a separate audit of Potlatch’s Minnesota Pulp and Paper Division, which was sold during 2002.

(2)	Audit-related fees represent fees for the audit of Potlatch’s defined benefit plans and consultative services relating to Section 404 of the Sarbanes-Oxley Act of 2002. The 2002 amount also includes fees for consultation on accounting issues and accounting consultation in connection to Potlatch’s sale of the Minnesota Pulp and Paper Division during 2002.

(3)	Tax fees represent fees for tax consultation services.

All audit services, audit-related services and tax services for fiscal year 2003 were pre-approved by the Audit Committee. The Audit Committee Policy for Pre-approval of Independent Auditor Services and Fees provides for pre-approval of audit, audit-related, tax and other services specifically described by the Committee on an annual basis. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved costs levels must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

GENERAL INFORMATION

Stockholder proposals

To be considered for inclusion in the Proxy Statement for Potlatch’s 2005 Annual Meeting of Stockholders, stockholder proposals must be received at Potlatch’s offices no later than November 22, 2004. All stockholder proposals must meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, Directors, certain executive officers and any person holding more than 10% of Potlatch’s common stock must report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports and Potlatch must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on its review of copies of the reports filed with the Securities and Exchange Commission and written representations of its Directors and executive officers, Potlatch believes all persons subject to reporting filed the required reports on time in 2003.

Compensation Committee Interlocks and Insider Participation

William T. Weyerhaeuser, Jerome C. Knoll, Lawrence S. Peiros, Gregory L. Quesnel, Michael T. Riordan, Judith M. Runstad and Frederick T. Weyerhaeuser served as members of the Executive Compensation and Personnel Policies Committee during 2003. All are outside (non-employee) Directors of Potlatch, and none of our named executive officers served as a Director or as a member of a compensation committee of any business entity employing any of our Directors during 2003. Mr. Frederick T. Weyerhaeuser retired as a Director on December 31, 2003.

Other Information

Potlatch will make available, free of charge, any of the following documents at the request of stockholders or other interested parties:

Filings with the Securities and Exchange Commission

■	Annual Reports on Form 10-K
■	Quarterly Reports on Form 10-Q
■	Current Reports on Form 8-K
■	Beneficial Ownership Reports for Directors and Executive Officers

Corporate Governance Documents

■	Corporate Governance Guidelines
■	Corporate Conduct and Ethics Policy
■	Audit Committee Charter
■	Finance Committee Charter
■	Executive Compensation and Personnel Policies Committee Charter
■	Nominating and Corporate Governance Committee Charter
■	Director Independence Policy
■	Audit Committee Independence and Financial Expert Policy
■	Audit Committee Policy for Pre-approval of Independent Auditor Services and Fees
■	Audit Committee Policy for Hiring Employees and Former Employees of the Independent Auditor
■	Director Stock Ownership Guidelines
■	Officer Stock Ownership Guidelines

These documents are available for downloading or printing by going to Potlatch’s web site at www.potlatchcorp.com, and clicking “Corporate Governance”. You may also submit a request for printed copies by e-mail to investorinfo@potlatchcorp.com or by mail to the following address:

Potlatch Corporation

Attn: Corporate Secretary

601 W. Riverside Avenue, Suite 1100

Spokane, WA 99201

PROPOSAL 1 – ELECTION OF DIRECTORS

We recommend a vote FOR each nominee.

Potlatch’s Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as Directors until the 2007 Annual Meeting. Each of the nominees listed below have been nominated by the Nominating and Corporate Governance Committee in accordance with the Committee’s Director Nomination Policy.

The individuals named as proxies on the enclosed proxy card will vote FOR the election of all nominees unless you direct them to withhold your votes. Each of the nominees is now a member of the Board of Directors. If any nominee becomes unable to serve as a Director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting to a Term Expiring in 2007

Gregory L. Quesnel

Age 55, a Director since September 2000.

Michael T. Riordan

Age 53, a Director since December 2002.

L. Pendleton Siegel

Age 61, a Director since November 1997. Our Chairman of the Board and Chief Executive Officer.

The affirmative vote of a majority of the voting power present or represented by proxy and entitled to vote is required for approval of the nominees.

PROPOSAL 2 – STOCKHOLDER PROPOSAL

We recommend a vote AGAINST this proposal.

We have been notified that John Osborn, 2421 W. Mission Avenue, Spokane, WA 99201, who is the owner of 100 shares of common stock, intends to present the following proposal at the Annual Meeting:

“Resolved: That Shareholders urge the board to prepare a report that explains past and current dividend policy, and alternative plans for future dividends. This report should address the substantial ownership of Potlatch shares by members of the extended Weyerhaeuser family.

Stockholder’s Supporting Statement

“The proud history of many important companies begins with a small enterprise sustained when parent hands the reigns to a second generation. Such enterprises may grow with financing from creditors who will insist on repayment while not necessarily restricting a family company’s family interests. But it is convention that when companies tap the public market and sell equity securities, the company management demonstrates that the public investors will be served exclusive of family concerns.

“Potlatch descends from the efforts of 19th century legend Frederick Weyerhaeuser. Potlatch remains readily identified with the Weyerhaeuser family. Descendants of the Weyerhaeuser family control a significant share of the equity, serve on its board, and have worked in staff positions in the past decades.

“Potlatch’s dividend policy deserves attention. Despite losses, it has continued to pay a dividend. Even when it has earned money, its dividend has occasionally exceeded earnings.

“Dividends in excess of earnings are bleeding the company of capital needed for Potlatch corporate health. For example, our company’s wastewater from its Lewiston, Idaho, industrial complex flows in a pipe that empties at the state line, polluting waters of Washington state. Scientists with the Federal National Oceanographic and Atmospheric Administration (NOAA) have concluded that Potlatch’s pollution is threatening Snake River steelhead and salmon with extinction. Monies paid out in dividends are not available for remedy.

“There isn’t a connection between how much you earn and how much you pay out in dividends,” said Michael Sullivan, Potlatch’s spokesman, to the Associated Press.

“I believe there needs to be a connection between earnings and dividends, and this resolution speaks to that need.

“Studies show that vigilance is needed. Founding families are in unique positions of power and control that enable them to expropriate wealth from minority shareholders. The prevalence of such ownership among US firms raises the question of who monitors the family, if anyone? (See “Who Monitors the Families,” by Ronald Anderson and David Reeb, Culverhouse College; http://www.cba.ua.edu/~dreeb/Who%20Monitors.pdg.pdf)

“I believe that all shareholders, both minority shareholders as well as the extended Weyerhaeuser family, will be well-served by having such a study completed. Indeed, any study of alternatives should take into account the interests of all shareholders.”

Board of Directors’ Statement Opposing Stockholder Proposal

We oppose this proposal, which requests that the Board of Directors prepare a report on Potlatch’s dividend policy and simultaneously address the beneficial ownership of Potlatch stock by particular stockholders. We oppose this proposal on the grounds that the information that would be contained in the requested report is regularly disclosed in Potlatch’s public filings with the Securities and Exchange Commission and as a result implementation of the proposal would not be helpful or meaningful to stockholders.

The Board of Directors annually reviews and approves the dividend policy. As stated in the Annual Report on Form 10-K for 2003, we consider a variety of factors in determining whether to pay a dividend and the dividend rate, including, among other things, conditions in the forest products industry and the economy generally, Potlatch’s operating results and cash flows, anticipated capital expenditures and compliance with the terms of the credit facility and senior subordinated notes that limit the payment of dividends on Potlatch’s common stock. The quarterly dividend rate is subject to change from time to time based on our business judgment with respect to these and other relevant factors. For example, in August 2001 the Board reduced the dividend in light of the above factors. The Board does not consider the interests of any particular stockholders when determining whether or not or at what rate to set a dividend, rather we make our decisions taking into account the best interests of Potlatch and all stockholders. We believe that our decisions in regard to the dividend have been sound and have equally served the interests of all stockholders.

For these reasons, we therefore recommend voting AGAINST the proposal.

The affirmative vote of a majority of the voting power present or represented by proxy and entitled to vote is required for approval.

PROPOSAL 3 – STOCKHOLDER PROPOSAL

We recommend a vote AGAINST this proposal.

We have been notified that Franklin Mutual Advisors, LLC, the owner of 1,333,400 shares of common stock, intends to present the following proposal at the Annual Meeting:

“RESOLVED, that the stockholders of Potlatch Corporation (the “Company”) request the Board of Directors of the Company to adopt a resolution proposing that Section V of Article Fourth of the Restated Certificate of Incorporation of the Company be amended as follows:

(1)	deleting from paragraph V(a) the phrase “, except as otherwise provided in paragraphs (b), (e) or (f) hereof,”

(2)	deleting paragraphs V(b) through V(i) in their entirety; and

(3)	redesignating paragraph V(j) as paragraph V(b);

such that amended Section V – Voting Rights would state in its entirety:

(a)	A holder of common stock shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of the common stock held of record by such holder as of the record date for such meeting.

(b)	The holders of each series of preferred stock shall have such voting rights, if any, as shall be provided for in the resolution or resolutions of the Board of Directors establishing such class or series.

and further request that the amendments to Section V of Article Fourth as proposed be presented to the stockholders of the Company for consideration.

Stockholder’s Supporting Statement

“The Company’s current voting structure, adopted in 1985, gives shareholders 4 votes for every share of stock of the Company owned continuously for more than 48 months. As the Company conceded in its 1985 Proxy Statement, time phase voting structures such as these could increase the likelihood that incumbent Directors and officers will retain their positions.” The Proxy Statement also asserts that the purpose of time phase voting is “to encourage persons seeking control of the Company to initiate arms-length negotiations with the Board of Directors, who will then be in a position to follow a course of action which it believes to be in the best interests of all of the Company’s stockholders.” If this occurs it would make “…it difficult, if not impossible for a third party to acquire control of the Company on terms opposed by the long-term stockholders of the Company.” And who are the “long-term stockholders” of the Company? According to the 1985 Proxy Statement, all stockholders who hold shares for at least 48 consecutive calendar months, or who held shares on December 12, 1985, including “[m]any Directors, officers and other employees of the Company…”. The Company goes on to admit that “[I]f the number of short-term shares increases, such individuals could have an increasingly higher percentage of the voting power of the Company.”

“What would justify such a blatant departure from the one share/one vote principle which is one of the basic tenets of corporate democracy? As the Company disclosed in the 1985 Proxy Statement, the change to a time phase voting structure violated (and but for the fact the voting structure was subsequently grand-fathered, would still violate) a rule of the New York Stock Exchange (“NYSE”) and incurred the risk of having the Company’s shares delisted, from the NYSE. Nevertheless, the Company claimed in the 1985 Proxy Statement that a time phase voting structure would allow management to focus on the “long-term best interests of the Company and all of its shareholders” and not have “to be overly concerned with short-term performance…”

“Management has now had eighteen years to focus on the Company’s “long-term best interest”, and they have rewarded shareholders with an annualized average return which lags the Company’s peer group by roughly 50%. Simply put, the time phase voting structure has not given shareholders superior long-term performance. It has only served to entrench management by giving them grossly disproportionate voting power, precisely the result which the 1985 Proxy Statement itself warned might happen. Now is time for shareholders to remove the disproportionate voting which currently disenfranchises the majority of shareholders, and reinstate one share/one vote.”

Board of Directors’ Statement Opposing Stockholder Proposal

We oppose this proposal, which requests that the Board adopt resolutions to amend Potlatch’s Restated Certificate of Incorporation to eliminate time-phased voting. We believe that time-phased voting should not be eliminated because it continues to serve the same valuable purposes as it did in 1985, when it was approved by more than two-thirds of our stockholders.

The primary purpose of time-phased voting is to foster an atmosphere in which directors and officers can make decisions that will be in the long-term best interests of Potlatch and its stockholders by giving long-term stockholders a greater vote in Potlatch’s affairs than short-term investors.

When Potlatch stockholders approved time-phased voting in 1985, the Proxy Statement expressed the following philosophy for protecting the long-term interests of stockholders, which we believe is still applicable today:

“The Company believes that in recent years, short-term, speculative investors have exercised undue influence in the governance of publicly-traded companies. This has caused some companies to be overly concerned with short-term performance at the expense of the long-term best interests of such companies. The Company has emphasized long-range planning and the dedication of Company resources to long-term goals for many decades. Management believes this philosophy is important to many stockholders and has been responsible for increasing the value of the business despite short-term variations in industry and national economic conditions. Management also believes that a change to a short-term business philosophy could have a destructive long-term impact on the Company and its stockholders.”

We continue to believe that the short-term interests of speculative investors can be contrary to the long-term best interests of Potlatch and its stockholders. For instance, we believe that the special nature of Potlatch’s most valuable asset – 1.5 million acres of productive timberlands, each of which requires 30 to 60 years of care and investment per growth cycle – must be treated in a sustainable manner in order to provide the best future returns to stockholders. A short-term view with respect to our timberlands will result in the full value of the assets not being recognized and will jeopardize future returns and sustainability.

Time-phased voting reduces the relative influence of short-term, speculative investors who may seek personal gains at the expense of the long-term best interests of stockholders, by allocating greater voting power to longer-term stockholders. This allocation of voting power has applied to all investors in Potlatch stock since 1985.

We also are skeptical, as we were in 1985, of any third parties who would seek to quickly accumulate a substantial stock position in Potlatch as a prelude to a takeover, a restructuring or sale of all or part of Potlatch’s assets. Such persons have the potential to enrich themselves to the detriment of our longer-term stockholders. As Potlatch operates in a cyclical, commodity industry, we believe that time-phased voting provides protection to stockholders against an unfair takeover proposal timed to coincide with a low point in the market cycle when Potlatch’s assets may be undervalued.

In evaluating time-phased voting, we have considered mechanisms that have a defensive aspect used by companies of similar size to Potlatch. In particular, we note that a significant majority of similarly-sized companies in the 34-company Standard & Poor’s Materials Index have adopted a stockholder rights plan. Potlatch does not have a stockholder rights plan, but has adopted the time-phased voting provision, which is similar in effect to a stockholder rights plan, and makes it difficult for a third party to acquire control of Potlatch on terms that are detrimental to the long-term best interests of stockholders. We believe this has the positive effect of encouraging persons seeking to acquire control of Potlatch to negotiate with the Board, which is in a position to protect the best interests of Potlatch stockholders.

The proponent argues that time-phased voting is not desirable because Potlatch has not performed well since its adoption. This is not accurate. Since the adoption of time-phased voting in 1985, Potlatch has performed in the top half of its peer group,1 considerably better than the performance indicated in the proponent’s supporting statement. In fact, through February 2004, Potlatch has returned 358% (stock price appreciation plus the reinvestment of dividends), for an annualized average return of 8.7%.2

The Board of Directors has considered the merits of time-phased voting and has determined that it is in the best interests of Potlatch and its stockholders. We also note that Potlatch’s time-phased voting is authorized under the General Corporation Law of the State of Delaware (the state in which Potlatch is incorporated) and is “grandfathered” under the New York Stock Exchange listing standards.

In order to amend the Restated Certificate of Incorporation under Delaware Law, the Board of Directors must first approve the amendment and then submit it to the stockholders for approval. Therefore, a positive vote on this stockholder proposal would not override the Board of Director’s fiduciary duty to make an independent determination regarding time-phased voting and would not bind the Board to approve an amendment to the Restated Certificate of Incorporation. However, the level of stockholder support for this proposal will be taken into account by the Board of Directors in its consideration of the desirability of amending the Restated Certificate of Incorporation.

For these reasons, we therefore recommend voting AGAINST this proposal.

The affirmative vote of a majority of the voting power present and represented by proxy and entitled to vote is required for approval.

[1]	The peer group consists of the companies included in the peer group index on page 17 of this Proxy Statement that have operated continuously and independently since 1985, except for Plum Creek Timber Company, Inc., Rayonier, Inc., and Smurfit-Stone Container Corporation, each of which became independent, publicly-traded companies in 1989, 1994 and 1994, respectively.
[2]	Total return data supplied by Standard & Poor’s.

Appendix A

POTLATCH CORPORATION

Stockholder Time-Phased Voting Procedures

Under Potlatch Corporation’s Restated Certificate of Incorporation (the “Restated Certificate”), holders of Potlatch’s common stock are entitled to either four (4) votes or one (1) vote per share as follows: (i) a holder of the common stock shall be entitled to four (4) votes on each matter submitted to a vote at a meeting of stockholders for each share of the common stock held of record by such holder as of the record date for such meeting which share has had the same beneficial owner or owners for at least 48 consecutive calendar months (dating from the first day of the first full month on or after the date the holder acquired beneficial ownership of such share) prior to the record date for such meeting; and (ii) a holder of the common stock shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of the common stock which does not satisfy the condition in clause (i). These rules are subject to the following exceptions which are set forth in the Restated Certificate:

■	Any share of common stock acquired as a direct result of a stock split, stock dividend, reclassification or other distribution of shares by Potlatch with respect to existing shares will be deemed to have been beneficially acquired on the date that the original shares, with respect to which the new shares were issued, were acquired.

■	Shares acquired pursuant to the terms of certain Potlatch employee benefit plans or Potlatch’s dividend reinvestment plan are entitled to four (4) votes per share.

■	No change in beneficial ownership will be deemed to occur as a result of Exempt Transfers (as defined in the Restated Certificate) which generally include transfers by gift, devise, bequest or otherwise through the laws of inheritance or descent; transfers to a trust beneficiary under the terms of a trust; transfers that may occur as a result of certain family events; or certain changes related to shares held in trust or in guardianship or custodial arrangements.

For more details on these exceptions, stockholders should consult Section V of Article Fourth of the Restated Certificate which is available on Potlatch’s website at www.potlatchcorp.com.

The Restated Certificate provides the following two presumptions with respect to the period of beneficial ownership:

a.	Any share of the common stock held of record (other than as described in subparagraph b. below) shall be presumed to be owned beneficially by the record holder and for the period shown by the stockholder records of Potlatch (“Registered Shares”).

b.	Any share of the common stock held of record in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee shall be presumed to have had the same beneficial owner for a period of less than 48 months (“Street Name Shares”).

Pursuant to Section V.(g) of Article Fourth of the Restated Certificate, the Board of Directors has adopted the following procedures to determine the beneficial ownership and to establish the number of votes that each Potlatch stockholder will be entitled to cast at a meeting of stockholders:

1.    Procedures applicable to Registered Shares

a.	The proxy card mailed to each holder of Registered Shares with respect to any meeting of stockholders will set forth the number of votes per share that the holder is entitled to vote applying the presumption applicable to Registered Shares and ask the holder to indicate if the presumption is incorrect. If the presumption that a holder is entitled to one (1) vote is incorrect, the holder shall certify the number of Registered Shares that should be entitled to four (4) votes per share because such Registered Shares have had the same beneficial owner or owners for at least 48 consecutive calendar months prior to the record date for such meeting.

b.	If a holder of Registered Shares provides the certification described in 1.a. with respect to certain shares and Potlatch does not require the holder to provide evidence pursuant to 1.c., then the presumption applicable to those Registered Shares will be deemed to be rebutted and they will be entitled to four (4) votes per share.

c.	Notwithstanding 1.b., Potlatch may at any time, in order to verify the integrity of the vote on any matter submitted to the stockholders, require that a particular holder provide additional evidence to support the holder’s certification that such holder has been the beneficial owner of specified Registered Shares for a period sufficient to entitle such holder to four (4) votes per share, and if the holder fails to produce evidence reasonably satisfactory to Potlatch in its sole discretion then the holder shall be entitled to one (1) vote per share.

2.    Procedures applicable to Street Name Shares

a.	The voting instruction form mailed to each beneficial holder of Street Name Shares with respect to any meeting of stockholders will provide the beneficial holder with an opportunity to certify the number of Street Name Shares that should be entitled to four (4) votes per share because such Street Name Shares have had the same beneficial owner or owners for at least 48 consecutive calendar months prior to the record date for such meeting.

b.	If a beneficial holder of Street Name Shares provides the certification described in 2.a. with respect to certain shares and Potlatch does not require the beneficial holder to provide evidence pursuant to 2.c., then the presumption applicable to Street Name Shares will be deemed to be rebutted with respect to those shares and they will be entitled to four (4) votes per share.

c.	Notwithstanding 2.b., Potlatch may at any time, in order to verify the integrity of the vote on any matter submitted to the stockholders, require that a particular beneficial holder provide evidence, in addition to the certification contained in the voting instruction form, to support the rebuttal of the presumption applicable to Street Name Shares, and if the beneficial holder fails to produce evidence reasonably satisfactory to Potlatch in its sole discretion, then the presumption will apply.

d.	A broker, clearing agency, voting trustee, bank, trust company or other nominee will not be entitled to rebut the presumption applicable to Street Name Shares absent a voting instruction form validly executed and certified by the beneficial owner to the effect that the beneficial owner has beneficially owned such Street Name Shares for the period entitling such holder to four (4) votes per share.

3.    Generally applicable procedures

a.	If Potlatch requests additional evidence of beneficial ownership, acceptable evidence will in most cases be a written certification of the facts, together with any appropriate corroborating documentation, which form the basis for the holder’s conclusion that the holder is entitled to four (4) votes per share.

b.	Potlatch reserves the right to change what it deems to be acceptable evidence of beneficial ownership at any time if it appears from experience that the present standard is inadequate.

c.	A holder of shares of common stock as of the record date for a stockholder meeting who acquired beneficial ownership of shares on more than one date and who has transferred beneficial ownership of shares prior to such record date, shall be entitled to take the position that the shares so transferred were those most recently acquired, except where the shares for which beneficial ownership was transferred can be traced to a specific acquisition date.

d.	The Board of Directors designates Potlatch’s transfer agent to act for it in determining changes in beneficial ownership, or the absence of any such change, in accordance with the foregoing procedures, reserving to itself the power, should it wish to exercise the same, to review any determination made by the transfer agent, the Board’s determination as the result of any such review to be conclusive.

Appendix B

AUDIT COMMITTEE CHARTER

BOARD OF DIRECTORS

POTLATCH CORPORATION

Committee Purpose

The Audit Committee is a standing Committee established by the Board of Directors of Potlatch Corporation whose purposes are to:

a.	Assist Board oversight of the following:

(i)	the integrity of Potlatch Corporation’s financial statements;

(ii)	Potlatch Corporation’s compliance with legal and regulatory requirements;

(iii)	the independent auditor’s qualifications and independence; and

(iv)	the performance of Potlatch Corporation’s internal audit function and independent auditors; and

b.	Prepare the Audit Committee Report to be included in the Potlatch Corporation annual proxy statement as required by the rules of the Securities and Exchange Commission (SEC).

The role of the Audit Committee is to provide oversight on matters relating to accounting, financial reporting, internal controls, auditing, legal and regulatory compliance activities and other matters as the Board of Directors deems appropriate. The Committee’s role is limited to this oversight. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Potlatch Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations or to determine that internal controls are adequate and appropriate. These are the responsibilities of Management and the independent auditor. In adopting this Charter, the Board of Directors acknowledges that the Audit Committee members are not providing any expert or special assurance as to Potlatch Corporation’s financial statements or any professional certification as to the independent auditor’s work or auditing standards. Each member of the Audit Committee is entitled to rely on the integrity of those persons and organizations within and outside Potlatch Corporation that provide information to the Audit Committee and the accuracy and completeness of the financial and other information provided to the Audit Committee by such persons and organizations absent actual knowledge to the contrary.

Committee Membership and Procedures

The Audit Committee shall consist of a minimum of three Directors, as determined from time to time by the Board of Directors, one of whom shall be appointed as Chair of the Committee. The members and the Chair of the Committee will be appointed by the Board and shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Audit Committee. The Chair shall be responsible for leadership of the Audit Committee, including scheduling meetings, preparing agendas and making reports to the Board of Directors.

The entire Audit Committee or any individual Audit Committee member may be removed from office without cause by the affirmative vote of a majority of the Board of Directors. Any Audit Committee member may resign effective upon giving oral or written notice to the Chairman of the Board of Directors, the Corporate Secretary or the Board of Directors (unless the notice specifies a later time for the effectiveness of such resignation).

Independence and Other Qualifications

Each Director who serves on the Audit Committee shall meet the objective test of “independence” which has been established by the Board of Directors or, in the absence of such test, the Board of Directors shall make an individual determination that such Director is independent within the meaning of any applicable law or any listing standard or rule established by the New York Stock Exchange (NYSE) and applicable to the Committee. Each member of the Audit Committee shall also meet any additional independence or experience requirements as may be established from time to time by the NYSE or the SEC and applicable to the Audit Committee.

The Board of Directors shall endeavor to appoint at least one member to the Audit Committee who is a “financial expert” as such term may be defined from time to time by the SEC.

Committee Meetings

The Committee shall meet at the call of the Chair upon notice given in accordance with the By-laws of Potlatch Corporation. Meetings may also be called, subject to required notice, at any time by any member of the Committee or by the Chairman of the Board or the Vice Chair of the Board. The Audit Committee may include in its meetings or in separate executive sessions members of Management, the internal auditors, the independent auditors or other persons employed or retained by Potlatch Corporation or the Audit Committee.

Delegation to Subcommittee

The Audit Committee shall have the authority to delegate to a subcommittee consisting of one or more designated members of the Audit Committee the authority to conduct such of the Audit Committee’s duties and responsibilities as are provided in the resolutions of the Audit Committee, except to the extent such delegation is limited by applicable law or listing standard. The actions of any subcommittee to whom authority is delegated under this paragraph shall be reported to the full Audit Committee.

Resources and Authority

The Audit Committee shall have the resources and appropriate authority to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of outside legal, accounting or other advisors to assist the Audit Committee or a member of the Audit Committee engaged in conducting the Audit Committee’s duties and responsibilities, as it deems appropriate, without seeking Board approval.

Duties and Responsibilities

The following shall be the common recurring duties and responsibilities of the Audit Committee in carrying out its oversight role. These duties and responsibilities are set forth below as a guide to the Audit Committee with the understanding that the Audit Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law, regulation or listing standard.

With respect to the independent auditor:

1.	The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and, where appropriate, replace Potlatch Corporation’s independent auditor;

2.	The Audit Committee, or a subcommittee to which the Audit Committee shall have delegated its authority for this purpose, shall have the sole authority to approve any or all auditing services and non-audit services to be provided to Potlatch Corporation and its subsidiaries by the independent auditors in advance of the provision of these services and shall also approve the fees and terms of all non-audit services provided by the independent auditor;

3.	Obtain and review, at least annually, a report by the independent auditor describing the following:

a.	the auditors’ internal quality control procedures;

b.	any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor’s firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor’s firm, and any steps taken to deal with such issues; and

c.	all relationships between the independent auditor and Potlatch Corporation, in order to assess the independent auditor’s independence.

4.	Review any report by the independent auditor describing:

a.	all critical accounting policies and practices to be used;

b.	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c.	any other material written communications between the independent auditor and Management, such as any management letter or schedule of unadjusted differences;

5.	Following each audit, evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the independent auditor, taking into account the opinions of Management and Potlatch Corporation’s internal auditor and the report referred to in paragraph 4 above and present its conclusions to the Board of Directors;

With respect to Potlatch Corporation’s financial statements:

6.	Review and discuss with the independent auditor the matters related to the conduct of the audit required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees), including the independent auditor’s judgment about the quality, not just acceptability, of Potlatch Corporation’s accounting principles as applied in its financial reporting;

7.	Review with the independent auditor, the internal auditor and Management the adequacy and effectiveness of Potlatch Corporation’s internal control structure and procedures and consider any recommendations for improvement of such controls;

8.	Discuss the annual audited financial statements and quarterly financial statements with Management and the independent auditor, including Potlatch Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

9.	Discuss press releases related to Potlatch Corporation’s earnings (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies;

10.	Review with the independent auditor any difficulties the independent auditor has encountered in the course of its audit, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, any significant disagreements with Management and Management’s response.

11.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in Potlatch Corporation’s selection or application of accounting principles, and major issues as to the adequacy of Potlatch Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

12.	Review analyses prepared by Management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

13.	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of Potlatch Corporation;

14.	Review with the independent auditor and Management the impact on the financial statements of Potlatch Corporation of significant events, transactions or changes in accounting principles or estimates that potentially affect the quality of financial reporting, prior to filing of periodic reports with the SEC or as soon as practicable if the communications cannot be made prior to filing.

15.	Recommend to the Board of Directors, based on the Audit Committee’s review and discussions with Management, the internal auditor and independent auditor, whether Potlatch Corporation’s financial statements should be included in its Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K).

With respect to the internal audit function:

16.	Oversee the appointment or replacement and compensation of an internal audit function, with the internal auditor reporting to the Audit Committee. The internal audit function may be staffed by employees or by an outside firm engaged by the Audit Committee;

17.	Review with the senior internal auditor the scope and plan of the work to be done by the internal auditor and the results of such work;

With respect to other matters:

18.	Oversee the adoption and disclosure of the Potlatch Corporation Corporate Conduct and Ethics Policy for Directors and Employees, including:

a.	reviewing on an annual basis with Management the Policy and the implementation and effectiveness of compliance programs thereunder; and

b.	reviewing any proposed waiver of the Policy for executive Officers or Directors and making a recommendation to the Board of Directors with respect to the disposition of any proposed waiver;

19.	Establish procedures for: (i) the receipt, retention and treatment of complaints from employees of Potlatch Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

20.	Discuss Potlatch Corporation’s policies with respect to risk assessment and risk management, including discussing the guidelines and policies to govern the process by which Management assesses and manages Potlatch Corporation’s exposure to risk;

21.	Set clear hiring policies for employees or former employees of the independent auditor;

22.	Review with the Board of Directors any issues that arise with respect to the quality or integrity of Potlatch Corporation’s financial statements, Potlatch Corporation’s compliance with legal or regulatory requirements, the performance and independence of Potlatch Corporation’s independent auditors, or the performance of the internal audit function;

23.	Review disclosures made to the Audit Committee by the Chief Executive Officer and Chief Financial Officer during their process for certification of periodic reports filed with the SEC about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in Potlatch Corporation’s internal controls.

24.	Prepare the report required by SEC rules to be included in Potlatch Corporation’s annual stockholders’ meeting proxy statement.

25.	Recommend to the Board of Directors any revisions to this Charter deemed appropriate by the Audit Committee.

Performance Evaluation

The Audit Committee shall produce and provide to the Board of Directors an annual self-evaluation of the Committee, which evaluation shall assess the Committee’s performance of its duties and responsibilities set forth in this Charter. The self-evaluation shall be conducted in such manner as the Audit Committee deems appropriate.

Voting Instructions for the Annual Meeting of Stockholders to be held May 3, 2004, or at any adjournment thereof label area

Mark this box with an X if you have made changes to your name or address details above.

Please use a black pen and mark your votes as indicated in this example.

Annual Meeting Voting Instruction Form

This voting instruction form is solicited on behalf of the Board of Directors of Potlatch Corporation. Your shares will be voted as directed by you, but if not otherwise directed, For Proposal 1, Against Proposal 2 and Against Proposal 3. The undersigned hereby authorizes the record holder to appoint L. Pendleton Siegel, Gerald L. Zuehlke and Malcolm A. Ryerse as proxies with full power in each to act without the others and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Potlatch Corporation to be held May 3, 2004, or at any adjournment thereof.

Proposals

1. The Board of Directors unanimously recommends a vote For the election of three Directors to serve until the 2007 Annual Meeting of Stockholders.

For Withhold

Gregory L. Quesnel

Michael T. Riordan

L. Pendleton Siegel

For Against Abstain

2. Stockholder Proposal urging preparation of a dividend policy report.

(The Board of Directors unanimously recommends a vote Against Proposal 2.)

3. Stockholder Proposal urging the elimination of time-phased voting.

(The Board of Directors unanimously recommends a vote Against Proposal 3.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Voting Confirmation

Please provide the number of shares beneficially owned for each category as of March 19, 2004.

Shares beneficially owned since BEFORE March 1, 2000 entitled to four votes each.

Shares beneficially owned since AFTER March 1, 2000 entitled to one vote each. Any shares for which no confirmation is provided will be entitled to one vote each.

If you have questions regarding Potlatch Corporation’s time-phased voting provisions, please refer to the Stockholder Time-Phased Voting Procedures attached as Appendix A to

Potlatch’s 2004 Proxy Statement.

Authorized Signature

These voting instructions will be followed as directed but if not otherwise directed, FOR Proposal 1, AGAINST Proposal 2, and AGAINST Proposal 3.

Signature 1 Signature 2 Dated: , 2004

Please sign name exactly as imprinted hereon. For joint accounts, both owners should sign. in signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signer is a corporation, give full corporate name and sign by duly authorized officer, showing the officer’s title.

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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000000000.000 ext

000000000.000 ext

000000000.000 ext

000000000.000 ext

000000000.000 ext

000000000.000 ext

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C 1234567890 J N T

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REVIEW YOUR SHARE OWNERSHIP INFORMATION THAT APPEARS ABOVE. IF THE INFORMATION IS NOT CORRECT, PLEASE COMPLETE SECTION B OF THIS PROXY CARD

A Proposals

1. The Board of Directors recommends a vote FOR the election of three directors to serve until the 2007

For Withhold

Annual Meeting of Stockholders.

01—Gregory L. Quesnel 02—Michael T. Riordan 03—L. Pendleton Siegel

The Board of Directors recommends a vote AGAINST

Proposal 2 and AGAINST

Proposal 3

For Against Abstain

2. Stockholder Proposal urging preparation of a dividend policy report.

3. Stockholder Proposal urging the elimination of time phased voting.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Voting Confirmation

Please provide the number of shares beneficially owned for each category as of March 19, 2004, only if a correction to the share ownership information appearing above is necessary.

Shares beneficially owned since

BEFORE March 1, 2000 entitled to four votes each.

Shares beneficially owned since

AFTER March 1, 2000 entitled to one vote each.

If you have questions regarding Potlatch Corporation’s time-phased voting provisions, please refer to the Stockholder Time-Phased Voting Procedures attached as Appendix A to Potlatch’s 2004 Proxy Statement.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Sign name exactly as imprinted hereon. For joint accounts, both owners should sign. In signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signer is a corporation, give full corporate name and sign by duly authorized officer, showing the officer’s title.

Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

1 U P X H H H P P P P 0029611

Proxy—Potlatch Corporation

Proxy for Annual Meeting of Stockholders to be Held May, 3, 2004 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby authorizes L. PENDLETON SIEGEL, GERALD L. ZUEHLKE and MALCOLM A. RYERSE as Proxies with full power in each to act without the others and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Potlatch Corporation to be held on May 3, 2004, or at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR PROPOSAL 1, AGAINST PROPOSAL 2 AND AGAINST PROPOSAL 3.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy so long as you do not need to complete the Voting Confirmation in Section B of this proxy card. If you choose to complete Section B, you must vote by signing, dating and returning the completed proxy card in the enclosed envelope.

To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-866-673-3258 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

To vote using the Internet

• Go to the following web site:

WWW.COMPUTERSHARE.COM/US/PROXY

• Enter the information requested on your computer screen and follow the simple instructions.

C0123456789 12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on May 2, 2004. THANK YOU FOR VOTING